Exhibit 99.1
RELEASE 8:00 AM — January 19, 2011

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $121.2 MILLION
DECLARED QUARTERLY CASH DIVIDEND OF $0.15 PER SHARE
Paramus, New Jersey, January 19, 2011 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the fourth quarter of 2010 amounted to $121.2 million as compared to $136.6 million for the fourth quarter of 2009. Diluted earnings per share was $0.25 for the fourth quarter of 2010 as compared to $0.28 for the fourth quarter of 2009. For the year ended December 31, 2010, net income amounted to $537.2 million as compared to $527.2 million for 2009. Diluted earnings per share was $1.09 for the year ended December 31, 2010 as compared to $1.07 for 2009. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on February 25, 2011 to shareholders of record on February 4, 2011.
Ronald E. Hermance, Jr., Chairman and Chief Executive Officer commented, “We are very proud of reporting another record year of earnings, our 11th in a row. However, our fourth quarter earnings are more reflective of the trend we expect in 2011. Conditions in the mortgage market continued to produce substantial headwinds. During 2010, market interest rates were at historical lows and pushed mortgage rates below 5%. This caused prepayments and refinancing activity to increase, resulting in lower yields on our mortgage-related assets. As expected, the continued low interest rate environment continued to negatively impact our net interest margin in the fourth quarter. The recent increase in longer term market interest rates have pushed mortgage rates higher, but the continued elevated levels of unemployment, the weak housing market and the unprecedented level of the U.S. government-sponsored enterprises (the “GSEs”) involvement in the mortgage market have impacted our ability to grow our loan portfolio as the GSEs were involved in over 90% of U.S. mortgage production.”
Mr. Hermance continued, “Going forward we expect these conditions will significantly hinder our ability to continue earnings at recent historical levels. During 2011 our net interest margin may decrease from the 2010 fourth quarter level. A positive event in the fourth quarter was the slowing in the rate of loan delinquency growth. This plus a relatively stable level of charge-offs allowed us to decrease our quarterly provision for loan losses from $50.0 million to $45.0 million.”
Mr. Hermance also commented, “As we look forward to market conditions that are more conducive to our business model, we are exploring the best ways to reduce interest rate risk, strengthen our balance sheet to restore traditional earnings trends and to prepare our balance sheet for future growth. We expect that this process would result in a further restructuring of our funding mix — a process we started in 2009 with the modification of putable borrowings to extend or eliminate put dates and to fund asset growth with customer deposits. Any such restructuring will focus on the prospects for long-term overall earnings stability and growth as market and economic conditions become normalized. We believe that it is important to adjust to current market conditions and prepare to capture a greater share of the residential mortgage market when conditions improve. While it is difficult to predict when that may occur, we believe that this is the time to look ahead to the “new normal”.
Mr. Hermance continued, “We are also very aware that the regulatory environment, as indicated by legislative and regulatory reactions to the recent recession and financial crisis, is expected to result in greater oversight and additional regulations for Hudson City and the entire industry. We expect capital and liquidity levels to become an even greater focus in 2011. Although our regulatory capital ratios are in excess of the requirements to be considered “well capitalized’ for bank regulatory purposes, we believe the current regulatory environment will necessitate maintaining a reasonable cushion above the applicable regulatory requirements to be considered “well capitalized.” Accordingly, we will consider our level of earnings, capital ratios and asset growth in our future decisions regarding dividends.
Mr. Hermance concluded, “With all of the challenges facing our business, we are committed to shareholder value. Your management team remains focused on our core residential lending model and adapting this model to changes in the marketplace as they occur. We thank you for your continued support of Hudson City.”
Financial highlights for the fourth quarter of 2010 are as follows:
•	Both basic and diluted earnings per share were $0.25 for the fourth quarter of 2010 as compared to $0.28 for both basic and diluted earnings per share for the fourth quarter of 2009. Both basic and diluted earnings per common share were $1.09 for 2010 as compared to $1.08 and $1.07 for basic and diluted earnings per share, respectively, for 2009.

•	Net income amounted to $121.2 million for the fourth quarter of 2010, as compared to $136.6 million for the fourth quarter of 2009. For the year ended December 31, 2010, net income amounted to $537.2 million as compared to $527.2 million for 2009.

•	Net interest income decreased 24.1% to $251.8 million for the fourth quarter of 2010 as compared to the fourth quarter of 2009 and decreased 4.3% to $1.19 billion for the year ended December 31, 2010.

•	Our net interest rate spread and net interest margin were 1.48% and 1.73%, respectively, for the fourth quarter of 2010 and 1.77% and 2.01%, respectively, for 2010.

•	The provision for loan losses amounted to $45.0 million for both the fourth quarter of 2010 and 2009, respectively. For the year ended December 31, 2010, the provision for loan losses amounted to $195.0 million as compared to $137.5 million for 2009.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the fourth quarter of 2010 were 0.80% and 8.50%, respectively. Our return on average assets and return on average shareholders’ equity for the year ended December 31, 2010 were 0.88% and 9.66%, respectively.

•	Our annualized ratio of non-interest expense to average assets was 0.46% for the fourth quarter of 2010 and 0.44% for 2010.

•	Non-interest income amounted to $62.9 million for the fourth quarter of 2010 and $163.0 million for the year ended December 31, 2010. Included in non-interest income were net realized securities gains of $60.2 million and $152.6 million, respectively, for the quarter and year ended December 31, 2010.

•	Deposits increased $595.1 million, or 2.4%, to $25.17 billion at December 31, 2010 from $24.58 billion at December 31, 2009.

•	Borrowings decreased $300.0 million to $29.68 billion at December 31, 2010 from $29.98 billion at December 31, 2009. We modified $4.03 billion of borrowings during 2010 to extend put dates by between three and five years.
Statement of Financial Condition Summary
Total assets increased $898.3 million, or 1.5%, to $61.17 billion at December 31, 2010 from $60.27 billion at December 31, 2009. The increase in total assets reflected a $2.95 billion increase in total mortgage-backed securities partially offset by a $1.25 billion decrease in investment securities and a $947.2 million decrease in net loans.
Our net loans decreased $947.2 million during year ended December 31, 2010 to $30.77 billion. The decrease in loans primarily reflects the elevated levels of loan repayments during 2010 as a result of continued low market interest rates. Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchases of mortgage loans. During 2010, we originated $5.83 billion and purchased $764.3 million of loans, compared to originations of $6.06 billion and purchases of $3.16 billion for 2009. The origination and purchases of loans were offset by principal repayments of $7.26 billion in 2010 as compared to $6.77 billion for 2009. Loan originations continue to be strong as a result of elevated levels of mortgage refinancing activity caused by low market interest rates. The refinancing activity caused increased levels of repayments in 2010 as some of our customers refinanced with other banks. Our loan purchase activity has significantly declined as the GSEs have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. As a result, the sellers from whom we have historically purchased loans are selling many of their loans to the GSEs. We expect that the amount of loan purchases will continue to be at reduced levels for the near-term.
Total mortgage-backed securities increased $2.95 billion during 2010 to $24.03 billion, reflecting purchases of $15.49 billion of mortgage-backed securities issued by GSEs, substantially all of which were hybrid adjustable-rate securities. The increase was partially offset by repayments received of $8.37 billion and sales of $3.92 billion. The sales resulted in net realized securities gains of $152.6 million (pre-tax). We believe that the continued elevated levels of prepayments and the eventual increase in interest rates will reduce the amount of unrealized gains available in the portfolio. Accordingly, we sold these securities to take advantage of the favorable pricing that currently exists in the market.
Total liabilities increased $727.2 million, or 1.3%, to $55.66 billion at December 31, 2010 from $54.93 billion at December 31, 2009. The increase in total liabilities primarily reflected a $595.1 million increase in deposits and a $438.2 million increase in amounts due to brokers partially offset by a $300.0 million decrease in borrowed funds. The increase in total deposits reflected a $1.25 billion increase in our money market accounts and a $151.5 million increase in our interest-bearing transaction accounts and savings accounts. These increases were partially offset by a decrease of $788.9 million in our time deposits as customers shifted deposits to our money market savings account. Borrowings amounted to $29.68 billion at December 31, 2010 as compared to $29.98 billion at December 31, 2009. During 2010, we modified $4.03 billion of borrowings to extend the put dates of the borrowings by between three and five years.
Total shareholders’ equity increased $171.1 million to $5.51 billion at December 31, 2010 from $5.34 billion at December 31, 2009. The increase was primarily due to net income of $537.2 million for the year ended December 31, 2010. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $295.8 million and a $99.1 million decrease in accumulated other comprehensive income. At December 31, 2010, our shareholders’ equity to asset ratio was 9.01% and our tangible book value per share was $10.85.
The accumulated other comprehensive income of $85.4 million at December 31, 2010 includes a $117.3 million after-tax net unrealized gain on securities available for sale ($198.3 million pre-tax) partially offset by a $31.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economic recovery is continuing, though at a rate that has been insufficient to bring down unemployment. Household spending is increasing gradually, but remains constrained by high unemployment, modest income growth, lower housing wealth, and tight credit. The national unemployment rate was 9.4% in December 2010 as compared to 9.6% in September 2010 and 9.9% in December 2009. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the fourth quarter of 2010. As a result, short-term market interest rates have remained at low levels during the fourth quarter of 2010. The yields on mortgage-related assets have also remained at low levels during that same quarter. Our net interest rate spread decreased to 1.48% for the fourth quarter of 2010 as compared to 1.73% for the linked third quarter of 2010 and 2.04% for the fourth quarter of 2009. Our net interest margin decreased to 1.73% for the fourth quarter of 2010 as compared to 1.97% for the linked third quarter of 2010 and 2.30% for the fourth quarter of 2009. The decrease in net interest margin during the fourth quarter of 2010 is primarily due to the low market interest rates that resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 88.4% of our average interest-earning assets during the 2010 fourth quarter.
Net interest income decreased $80.0 million, or 24.1%, to $251.8 million for the fourth quarter of 2010 as compared to $331.8 million for the fourth quarter of 2009. Net interest income decreased $52.7 million, or 4.3%, to $1.19 billion for 2010 from $1.24 billion for 2009. During 2010, our net interest rate spread decreased 16 basis points to 1.77% and our net interest margin decreased 21 basis points to 2.01% as compared to 2009.
Total interest and dividend income for the fourth quarter of 2010 decreased $103.3 million, or 13.8%, to $643.2 million from $746.5 million for the fourth quarter of 2009. The decrease in total interest and dividend income was primarily due to a decrease of 78 basis points in the annualized weighted-average yield on total interest-earning assets to 4.35% for the quarter ended December 31, 2010 from 5.13% for the same quarter in 2009. The decrease in the annualized weighted-average yield was partially offset by an increase in the average balance of total interest-earning assets of $871.1 million, or 1.5%, to $59.10 billion for the fourth quarter of 2010 as compared to $58.23 billion for the fourth quarter of 2009.
Total interest and dividend income decreased $157.3 million, or 5.4%, to $2.78 billion for the year ended December 31, 2010 from $2.94 billion for the year ended December 31, 2009. The decrease in interest and dividend income was due to a decrease of 54 basis points in the weighted-average yield on total interest-earning assets to 4.70% for the year ended December 31, 2010 from 5.24% for 2009. The decrease in the weighted-average yield was partially offset by an increase in the average balance of total interest-earning assets of $3.14 billion, or 5.6%, to $59.27 billion for the year ended December 31, 2010 as compared to $56.13 billion for the year ended December 31, 2009.
Interest on first mortgage loans decreased $31.2 million to $395.6 million for the fourth quarter of 2010 as compared to $426.8 million for the comparable period in 2009. This was primarily due to a 39 basis point decrease in the weighted-average yield to 5.12% from 5.51% for the 2009 fourth quarter. The decrease in interest income on mortgage loans was also due to an $84.1 million decrease in the average balance of first mortgage loans to $30.91 billion. During 2010 our mortgage loan portfolio decreased as refinancing activity resulted in continued elevated levels of loan repayments and the weak real estate markets resulted in decreased home purchase mortgage activity. In addition, loan purchase activity has significantly declined as the GSEs have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. As a result, the sellers from whom we have historically purchased loans are selling a greater percentage of their product to the GSEs.
For the year ended December 31, 2010, interest on first mortgage loans decreased slightly to $1.67 billion as compared to $1.68 billion for the year ended December 31, 2009. This was primarily due to a 26 basis point decrease in the weighted-average yield to 5.31% for the year ended December 31, 2010 as compared to 5.57% for 2009. The effect of the decrease in the weighted-average yield was partially offset by a $1.27 billion increase in the average balance of first mortgage loans to $31.40 billion, which reflected our historical emphasis on the growth of our mortgage loan portfolio.
Interest on mortgage-backed securities decreased $49.4 million to $191.1 million for the fourth quarter of 2010 as compared to $240.5 million for the fourth quarter of 2009. This decrease was due primarily to a 124 basis point decrease in the weighted-average yield to 3.64% for the fourth quarter of 2010 from 4.88% for the fourth quarter of 2009. The effect of the decrease in the weighted-average yield was partially offset by a $1.30 billion increase in the average balance of mortgage-backed securities to $20.99 billion during the fourth quarter of 2010 as compared to $19.69 billion for the fourth quarter of 2009.
Interest on mortgage-backed securities decreased $132.1 million to $851.6 million for the year ended December 31, 2010 as compared to $983.7 million for the year ended December 31, 2009. This decrease was due primarily to an 88 basis point decrease in the weighted-average yield to 4.14% during 2010 from 5.02% for 2009. The effect of the decrease in the weighted-average yield was partially offset by a $953.0 million increase in the average balance of mortgage-backed securities to $20.56 billion during 2010 as compared to $19.60 billion for 2009.
The increases in the average balances of mortgage-backed securities were due to purchases of primarily variable-rate hybrid securities. We purchased these securities to reinvest cash flows resulting from prepayments on our mortgage loans and the calls of investment securities. The elevated levels of prepayments, weak home purchase activity and the GSEs involvement in the mortgage market have made it difficult for us to reinvest cash flows into the mortgage portfolio. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities that have been purchased since the second half of 2009 when market interest rates were lower than the yield earned on the existing portfolio.
Interest on investment securities decreased $24.8 million to $36.6 million for the fourth quarter of 2010 as compared to $61.4 million for the fourth quarter of 2009. This decrease was due primarily to a decrease in the average yield of investment securities of 117 basis points to 3.36% for the fourth quarter of 2010 as compared to 4.53% for the fourth quarter of 2009. The decrease in interest income on investment securities was also due to a $1.05 billion decrease in the average balance of investment securities to $4.37 billion for the fourth quarter of 2010 from $5.42 billion for the fourth quarter of 2009.
For the year ended December 31, 2010, interest on investment securities decreased $14.7 million to $198.7 million as compared to $213.4 million for the year ended December 31, 2009. This decrease was due primarily to a decrease in the average yield of investment securities of 68 basis points to 3.98% for 2010 as compared to 4.66% for 2009. The decrease in the weighted-average yield on investment securities was partially offset by a $415.1 million increase in the average balance of investment securities to $4.99 billion during 2010 from $4.58 billion for 2009.
Dividends on Federal Home Loan Bank of New York (“FHLB”) stock increased $2.0 million, or 16.1%, to $14.4 million for the fourth quarter of 2010 as compared to $12.4 million for the fourth quarter of 2009. This increase was due primarily to a 94 basis point increase in the average dividend yield earned to 6.60% as compared to 5.66% for the fourth quarter of 2009. The increase in the average dividend yield was partially offset by a $944,000 decrease in the average balance to $875.7 million for the fourth quarter of 2010 as compared to $876.6 million for the fourth quarter of 2009.
Dividends on FHLB stock increased $3.0 million, or 7.0%, to $46.1 million for 2010 as compared to $43.1 million for 2009. This increase was due primarily to a 33 basis point increase in the average dividend yield earned to 5.25% for 2010 as compared to 4.92% for 2009. The increase in dividend income was also due to a $2.0 million increase in the average balance to $878.7 million for 2010 as compared to $876.7 million for 2009. The increase in the average balance was due to purchases of FHLB stock to meet membership requirements.
Interest on Federal funds sold amounted to $985,000 for the fourth quarter of 2010 as compared to $479,000 for the fourth quarter of 2009. The average balance of Federal funds sold amounted to $1.62 billion for the fourth quarter of 2010 as compared to $880.1 million for the fourth quarter of 2009. The yield earned on Federal funds sold was 0.24% for the 2010 fourth quarter and 0.22% for the 2009 fourth quarter. The increase in the average balance of Federal funds sold is a result of liquidity provided by increased levels of repayments on mortgage-related assets and calls of investment securities.
Interest on Federal funds sold amounted to $2.6 million for 2010 as compared to $1.2 million for 2009. The average balance of Federal funds sold amounted to $1.10 billion for 2010 as compared to $566.1 million for 2009. The yield earned on Federal funds sold was 0.24% for the year ended December 31, 2010 and 0.21% for the year ended December 31, 2009. The increase in the average balance of Federal funds sold is a result of liquidity provided by increased levels of repayments on mortgage-related assets and calls of investment securities.
Total interest expense for the quarter ended December 31, 2010 decreased $23.3 million, or 5.6%, to $391.4 million from $414.7 million for the quarter ended December 31, 2009. This decrease was primarily due to a 22 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.87% for the quarter ended December 31, 2010 compared with 3.09% for the quarter ended December 31, 2009. The decrease was partially offset by a $743.8 million, or 1.4%, increase in the average balance of total interest-bearing liabilities to $54.08 billion for the quarter ended December 31, 2010 compared with $53.33 billion for the fourth quarter of 2009.
Total interest expense for the year ended December 31, 2010 decreased $104.6 million, or 6.2%, to $1.59 billion from $1.70 billion for the year ended December 31, 2009. This decrease was primarily due to a 38 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.93% for the year ended December 31, 2010 compared with 3.31% for the year ended December 31, 2009. The effect of the decrease in the weighted-average cost was partially offset by a $3.13 billion, or 6.1%, increase in the average balance of total interest-bearing liabilities to $54.40 billion for the year ended December 31, 2010 compared with $51.27 billion for 2009.
Interest expense on deposits decreased $22.3 million, or 20.6%, to $86.2 million for the fourth quarter of 2010 from $108.5 million for the fourth quarter of 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 44 basis points to 1.41% for the fourth quarter of 2010 as compared to 1.85% for the fourth quarter of 2009. The decrease was partially offset by a $1.00 billion increase in the average balance of interest-bearing deposits to $24.32 billion during the fourth quarter of 2010 as compared to $23.32 billion for the fourth quarter of 2009.
For the year ended December 31, 2010, interest expense on deposits decreased $107.2 million, or 22.2%, to $376.3 million from $483.5 million for the year ended December 31, 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 75 basis points to 1.54% for 2010 compared with 2.29% for 2009. The decrease was partially offset by a $3.36 billion increase in the average balance of interest-bearing deposits to $24.49 billion during 2010 as compared to $21.13 billion for 2009.
The increases in the average balances of interest-bearing deposits reflect our expanded branch network and our efforts to grow deposits in 2009 in our existing branches by offering competitive rates. Also, in response to the economic conditions in 2009, we believe that households increased their personal savings and customers sought insured bank deposit products as an alternative to investments such as equity securities and bonds. We believe these factors contributed to our deposit growth in 2009. We lowered our deposit rates during 2010 to slow our deposit growth from 2009 levels since the low yields that are available to us for mortgage loans and investment securities have made a growth strategy less prudent until market conditions improve.
The decrease in the average cost of deposits for 2010 reflected lower market interest rates and our decision to lower deposit rates to slow deposit growth. At December 31, 2010, time deposits scheduled to mature within one year totaled $10.60 billion with an average cost of 1.32%. These time deposits are scheduled to mature as follows: $4.58 billion with an average cost of 1.18% in the first quarter of 2011, $2.96 billion with an average cost of 1.19% in the second quarter of 2011, $1.40 billion with an average cost of 1.44% in the third quarter of 2011 and $1.66 billion with an average cost of 1.82% in the fourth quarter of 2011. The current yields offered for our six month, one year and two year time deposits are 0.75%, 1.00% and 1.50%, respectively. In addition, our money market savings accounts are currently yielding 1.25%. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
We have, in the past, used borrowings to fund a portion of the growth in interest-earning assets. However, we were able to fund substantially all of our growth in 2009 and 2010 with deposits. Substantially all of our borrowings are putable quarterly at the discretion of the lender after an initial non-put period of one to five years with a final maturity of ten years. We believe, given current market conditions, that the likelihood that a significant portion of these borrowings would be put back will not increase substantially unless interest rates were to increase by at least 200 basis points.
Interest expense on borrowed funds decreased $1.1 million to $305.2 million for the fourth quarter of 2010 as compared to $306.3 million for the fourth quarter of 2009. This decrease was primarily due to a $259.8 million decrease in the average balance of borrowed funds to $29.76 billion for the fourth quarter of 2010 as compared to $30.02 billion for the fourth quarter of 2009. This decrease was substantially offset by a 2 basis point increase in the weighted-average cost of borrowed funds to 4.07% for the fourth quarter of 2010 as compared to 4.05% for the fourth quarter of 2009. The slight increase in the average cost of our borrowings is due primarily to our strategy of modifying current borrowings to extend the put dates.
Interest expense on borrowed funds increased $2.5 million to $1.22 billion for the year ended December 31, 2010 as compared to $1.21 billion for 2009. This increase was primarily due to a 4 basis point increase in the weighted-average cost of borrowed funds to 4.07% for 2010 as compared to 4.03% for

2009. This increase was primarily offset by a $226.9 million decrease in the average balance of borrowed funds to $29.91 billion for 2010 as compared to $30.14 billion for 2009.
The provision for loan losses amounted to $45.0 million for the quarters ended December 31, 2010 and 2009, respectively. For the linked third quarter of 2010, the provision for loan losses amounted to $50.0 million. For the year ended December 31, 2010, the provision for loan losses amounted to $195.0 million as compared to $137.5 million for 2009. The increase in our provision for loan losses during 2010 as compared to 2009 was a result of the increase in non-performing loans, continuing elevated levels of unemployment and an increase in charge-offs. The decrease in the provision for loan losses during the fourth quarter of 2010 as compared to the linked third quarter was due to a slower growth rate in non-performing loans, a stable level of charge-offs, stabilizing economic conditions and slightly improved unemployment and underemployment rates. In addition, home prices appear to have started to stabilize in many of our lending markets. While there has been a modest improvement in the factors we consider in the determination of the allowance for loan losses, adverse changes in these factors in the future may require increases in the allowance for loan losses and in the provision for loan losses. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $871.3 million at December 31, 2010 compared with $837.5 million at September 30, 2010 and $627.7 million at December 31, 2009. The ratio of non-performing loans to total loans was 2.82% at December 31, 2010 compared with 2.64% at September 30, 2010 and 1.98% at December 31, 2009. Loans delinquent 30 to 59 days amounted to $418.9 million at December 31, 2010 as compared to $432.7 million at September 30, 2010 and $430.9 million at December 31, 2009. Loans delinquent 60 to 89 days amounted to $193.2 million at December 31, 2010 as compared to $188.6 million at September 30, 2010 and $182.5 million at December 31, 2009. The allowance for loans losses amounted to $236.6 million and $140.1 million at December 31, 2010 and December 31, 2009, respectively. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.77% and 27.15%, respectively at December 31, 2010, as compared to 0.44% and 22.32%, respectively at December 31, 2009. The increases in these ratios were due to our consideration of the weak economic conditions during 2010, particularly prolonged elevated levels of unemployment and underemployment, and continued weak conditions in the housing markets in our primary lending area, in our determination of the allowance for loan losses.
Net charge-offs amounted to $24.7 million for the quarter ended December 31, 2010 as compared to net charge-offs of $19.8 million for the same quarter in 2009. For the year ended December 31, 2010, net charge-offs amounted to $98.5 million as compared to $47.2 million of net charge-offs for 2009. The ratio of net charge-offs to average loans was 0.32% and 0.31% for the three months and year ended December 31, 2010, respectively as compared to 0.25% and 0.15% for the same respective periods in 2009.
Total non-interest income was $62.9 million for the fourth quarter 2010 as compared to $2.2 million for the same quarter in 2009. Included in non-interest income for the three month period ended December 31, 2010 were net gains on securities transactions of $60.2 million which resulted from the sale of $2.02 billion of mortgage-backed securities available-for-sale.
Total non-interest income for the year ended December 31, 2010 was $163.0 million compared with $33.6 million for 2009. Included in non-interest income for the year ended December 31, 2010 were net gains on securities transactions of $152.6 million which resulted from the sale of $3.92 billion of mortgage-backed securities available-for-sale. Included in non-interest income for the year ended December 31, 2009 were net gains on securities transactions of $24.2 million substantially all of which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale. We believe that the continued elevated levels of prepayments and the eventual increase in interest rates will reduce the amount of unrealized gains in the available-for-sale portfolio. Accordingly, we sold these securities to take advantage of the favorable pricing that currently exists in the market.

Total non-interest expense increased $6.7 million, or 10.7%, to $69.6 million for the fourth quarter of 2010 from $62.9 million for the fourth quarter of 2009. The increase is primarily due to increases of $3.2 million in Federal deposit insurance expense due primarily to an increase in total deposits, $2.4 million in other expense and $893,000 in compensation and employee benefits expense. The increase in compensation and employee benefits included a $2.2 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees. This increase was partially offset by a $1.4 million decrease in expense related to our stock benefit plans. At December 31, 2010, we had 1,562 full-time equivalent employees as compared to 1,482 at December 31, 2009. Included in other expense for the fourth quarter of 2010 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $1.6 million as compared to $325,000 for the fourth quarter of 2009. In addition, the increase in other expense is also due to an $887,000 increase in regulatory and professional services.
Total non-interest expense increased $791,000 to $266.4 million for the year ended December 31, 2010 from $265.6 million for the year ended December 31, 2009. The increase is primarily due to a $20.9 million increase in Federal deposit insurance expense and a $3.9 million increase in other expense partially offset by the absence of the FDIC special assessment of $21.1 million and a decrease of $3.3 million in compensation and employee benefits expense. The decrease in compensation and employee benefits expense included a $6.0 million decrease in expense related to our stock benefit plans and a $3.6 million decrease in pension expense. These decreases were partially offset by a $5.8 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees. The increase in Federal deposit insurance expense is due primarily to an increase in total deposits and the increases in our deposit insurance assessment rate as a result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in other expense is due primarily to a $2.9 million increase in regulatory and professional services. Included in other non-interest expense for the year ended December 31, 2010 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $2.7 million as compared to $2.4 million for 2009.
Our efficiency ratio was 22.10% for the 2010 fourth quarter as compared to 18.84% for the 2009 fourth quarter. For the year ended December 31, 2010, our efficiency ratio was 19.68% compared with 20.80% for 2009. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Our annualized ratio of non-interest expense to average total assets for the fourth quarter of 2010 was 0.46% as compared to 0.42% for the fourth quarter of 2009. Our ratio of non-interest expense to average total assets for the year ended December 31, 2010 was 0.44% compared with 0.46% for the year ended December 31, 2009.
Income tax expense amounted to $79.0 million for the fourth quarter of 2010 compared with $89.5 million for the same quarter in 2009. Our effective tax rate for the fourth quarter of 2010 was 39.48% compared with 39.58% for the fourth quarter of 2009. Income tax expense for the year ended December 31, 2010 was $355.2 million compared with $346.7 million for the year ended December 31, 2009. Our effective tax rate for the year ended December 31, 2010 was 39.80% compared with 39.67% for the year ended December 31, 2009.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.

Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2010	2009
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$175,769	$198,752
Federal funds sold and other overnight deposits	493,628	362,449

Total cash and cash equivalents	669,397	561,201
Securities available for sale:
Mortgage-backed securities	18,120,537	11,116,531
Investment securities	89,795	1,095,240
Securities held to maturity:
Mortgage-backed securities	5,914,372	9,963,554
Investment securities	3,939,006	4,187,704

Total securities	28,063,710	26,363,029
Loans	30,923,897	31,779,921
Net deferred loan costs	86,633	81,307
Allowance for loan losses	(236,574)	(140,074)

Net loans	30,773,956	31,721,154
Federal Home Loan Bank of New York stock	871,940	874,768
Foreclosed real estate, net	45,693	16,736
Accrued interest receivable	245,546	304,091
Banking premises and equipment, net	69,444	70,116
Goodwill	152,109	152,109
Other assets	274,238	204,556

Total Assets	$61,166,033	$60,267,760

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,605,896	$23,992,007
Noninterest-bearing	567,230	586,041

Total deposits	25,173,126	24,578,048
Repurchase agreements	14,800,000	15,100,000
Federal Home Loan Bank of New York advances	14,875,000	14,875,000

Total borrowed funds	29,675,000	29,975,000
Due to brokers	538,200	100,000
Accrued expenses and other liabilities	269,469	275,560

Total liabilities	55,655,795	54,928,608

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,718,310 shares outstanding and 526,493,676 shares outstanding at December 31, 2010 and 2009, respectively	7,415	7,415
Additional paid-in capital	4,705,255	4,683,414
Retained earnings	2,642,338	2,401,606
Treasury stock, at cost; 214,748,245 and 214,972,879 shares at December 31, 2010 and 2009, respectively	(1,725,946)	(1,727,579)
Unallocated common stock held by the employee stock ownership plan	(204,230)	(210,237)
Accumulated other comprehensive income, net of tax	85,406	184,533

Total shareholders’ equity	5,510,238	5,339,152

Total Liabilities and Shareholders’ Equity	$61,166,033	$60,267,760

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$395,551	$426,778	$1,667,027	$1,678,789
Consumer and other loans	4,471	5,047	18,409	21,676
Mortgage-backed securities held to maturity	70,795	125,337	356,023	493,549
Mortgage-backed securities available for sale	120,349	115,114	495,572	490,109
Investment securities held to maturity	35,526	41,661	179,632	86,581
Investment securities available for sale	1,120	19,719	19,112	126,793
Dividends on Federal Home Loan Bank of New York stock	14,439	12,405	46,107	43,103
Federal funds sold and other overnight deposits	985	479	2,614	1,186

Total interest and dividend income	643,236	746,540	2,784,496	2,941,786

Interest Expense:
Deposits	86,232	108,465	376,347	483,468
Borrowed funds	305,170	306,282	1,217,322	1,214,840

Total interest expense	391,402	414,747	1,593,669	1,698,308

Net interest income	251,834	331,793	1,190,827	1,243,478
Provision for Loan Losses	45,000	45,000	195,000	137,500

Net interest income after provision for loan losses	206,834	286,793	995,827	1,105,978

Non-Interest Income:
Service charges and other income	2,713	2,192	10,369	9,399
Gain on securities transactions, net	60,214	—	152,625	24,185

Total non-interest income	62,927	2,192	162,994	33,584

Non-Interest Expense:
Compensation and employee benefits	34,798	33,905	133,803	137,071
Net occupancy expense	8,143	8,010	32,689	32,270
Federal deposit insurance assessment	15,030	11,800	55,957	35,094
FDIC special assessment	—	—	—	21,098
Other expense	11,584	9,220	43,939	40,063

Total non-interest expense	69,555	62,935	266,388	265,596

Income before income tax expense	200,206	226,050	892,433	873,966
Income tax expense	79,045	89,474	355,227	346,722

Net income	$121,161	$136,576	$537,206	$527,244

Basic earnings per share	$0.25	$0.28	$1.09	$1.08

Diluted earnings per share	$0.25	$0.28	$1.09	$1.07

Weighted Average Number of Common Shares Outstanding:
Basic	493,505,586	491,439,292	493,032,873	488,908,260
Diluted	494,146,907	492,231,761	494,314,390	491,295,511

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended December 31,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$30,913,700	$395,551	5.12%		$30,997,843	$426,778	5.51%
Consumer and other loans	334,216	4,471	5.35		366,953	5,047	5.50
Federal funds sold and other overnight deposits	1,620,716	985	0.24		880,067	479	0.22
Mortgage-backed securities at amortized cost (4)	20,988,617	191,144	3.64		19,693,013	240,451	4.88
Federal Home Loan Bank stock	875,682	14,439	6.60		876,626	12,405	5.66
Investment securities, at amortized cost	4,368,329	36,646	3.36		5,415,707	61,380	4.53

Total interest-earning assets	59,101,260	643,236	4.35		58,230,209	746,540	5.13

Noninterest-earnings assets	1,541,372				1,346,298

Total Assets	$60,642,632				$59,576,507

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$862,473	1,407	0.65		$774,812	1,460	0.75
Interest-bearing transaction accounts	2,283,511	4,547	0.79		1,958,061	7,444	1.51
Money market accounts	5,498,997	13,573	0.98		4,905,054	18,445	1.49
Time deposits	15,677,530	66,705	1.69		15,680,966	81,116	2.05

Total interest-bearing deposits	24,322,511	86,232	1.41		23,318,893	108,465	1.85

Repurchase agreements	14,880,978	153,458	4.09		15,100,000	154,524	4.06
Federal Home Loan Bank of New York advances	14,875,000	151,712	4.05		14,915,761	151,758	4.04

Total borrowed funds	29,755,978	305,170	4.07		30,015,761	306,282	4.05

Total interest-bearing liabilities	54,078,489	391,402	2.87		53,334,654	414,747	3.09

Noninterest-bearing liabilities:
Noninterest-bearing deposits	593,393				573,011
Other noninterest-bearing liabilities	268,040				319,989

Total noninterest-bearing liabilities	861,433				893,000

Total liabilities	54,939,922				54,227,654
Shareholders’ equity	5,702,710				5,348,853

Total Liabilities and Shareholders’ Equity	$60,642,632				$59,576,507

Net interest income/net interest rate spread (2)		$251,834	1.48			$331,793	2.04

Net interest-earning assets/net interest margin (3)	$5,022,771		1.73%		$4,895,555		2.30%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $218.0 million and $167.1 million for the quarters ended December 31, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Years Ended December 31,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$31,395,378	$1,667,027	5.31%		$30,126,469	$1,678,789	5.57%
Consumer and other loans	346,166	18,409	5.32		381,029	21,676	5.69
Federal funds sold and other overnight deposits	1,102,575	2,614	0.24		566,079	1,186	0.21
Mortgage-backed securities at amortized cost (4)	20,557,582	851,595	4.14		19,604,600	983,658	5.02
Federal Home Loan Bank stock	878,672	46,107	5.25		876,736	43,103	4.92
Investment securities, at amortized cost	4,992,249	198,744	3.98		4,577,148	213,374	4.66

Total interest-earning assets	59,272,622	2,784,496	4.70		56,132,061	2,941,786	5.24

Noninterest-earnings assets	1,560,439				1,209,257

Total Assets	$60,833,061				$57,341,318

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$839,029	5,952	0.71		$749,439	5,640	0.75
Interest-bearing transaction accounts	2,323,618	23,996	1.03		1,789,361	31,903	1.78
Money market accounts	5,217,815	54,949	1.05		3,823,116	69,008	1.81
Time deposits	16,111,567	291,450	1.81		14,771,051	376,917	2.55

Total interest-bearing deposits	24,492,029	376,347	1.54		21,132,967	483,468	2.29

Repurchase agreements	15,034,110	616,488	4.10		15,100,221	611,776	4.05
Federal Home Loan Bank of New York advances	14,875,000	600,834	4.04		15,035,798	603,064	4.01

Total borrowed funds	29,909,110	1,217,322	4.07		30,136,019	1,214,840	4.03

Total interest-bearing liabilities	54,401,139	1,593,669	2.93		51,268,986	1,698,308	3.31

Noninterest-bearing liabilities:
Noninterest-bearing deposits	588,150				576,575
Other noninterest-bearing liabilities	284,335				317,972

Total noninterest-bearing liabilities	872,485				894,547

Total liabilities	55,273,624				52,163,533
Shareholders’ equity	5,559,437				5,177,785

Total Liabilities and Shareholders’ Equity	$60,833,061				$57,341,318

Net interest income/net interest rate spread (2)		$1,190,827	1.77			$1,243,478	1.93

Net interest-earning assets/net interest margin (3)	$4,871,483		2.01%		$4,863,075		2.22%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $297.1 million and $164.3 million for the years ended December 31, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

December 31,
(In thousands, except share and per share amounts)	2010

Shareholders’ equity	$5,510,238
Goodwill and other intangible assets	(156,714)

Tangible Shareholders’ equity	$5,353,524

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,748,245)

Shares outstanding	526,718,310
Unallocated ESOP shares	(32,714,280)
Unvested RRP shares	(282,583)
Shares in trust	(164,845)

Book value shares	493,556,602

Book value per share	$11.16

Tangible book value per share	$10.85

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at December 31, 2010:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$2,943,565	$3,091,813	$148,248
FNMA	1,622,994	1,710,265	87,271
FHLMC and FNMA CMO’s	1,248,926	1,295,740	46,814
GNMA	98,887	101,689	2,802

Total mortgage-backed securities	5,914,372	6,199,507	285,135
Investment securities:
United States GSE debt	3,939,006	3,867,488	(71,518)

Total investment securities	3,939,006	3,867,488	(71,518)

Total held to maturity	$9,853,378	$10,066,995	$213,617

Available for sale:
Mortgage-backed securities:
FHLMC	$5,521,741	$5,619,172	$97,431
FNMA	10,333,033	10,397,788	64,755
FHLMC and FNMA CMO’s	509,755	523,095	13,340
GNMA	1,560,755	1,580,482	19,727

Total mortgage-backed securities	17,925,284	18,120,537	195,253
Investment securities:
United States GSE debt	80,000	82,647	2,647
Equity securities	6,767	7,148	381

Total investment securities	86,767	89,795	3,028

Total available for sale	$18,012,051	$18,210,332	$198,281

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at December 31, 2010:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
			(dollars in thousands)
First Mortgage Loans:
One- to four- family	$787,572	2,121	2.55%	$29,832,040	70,815	96.47%
FHA/VA	63,947	234	0.21%	499,724	2,273	1.62%
PMI	6,743	23	0.02%	217,358	681	0.70%
Construction	7,560	6	0.02%	9,081	7	0.03%
Commercial	1,117	4	0.00%	48,067	95	0.16%

Total mortgage loans	866,939	2,388	2.80%	30,606,270	73,871	98.97%
Home equity loans	3,289	34	0.01%	298,363	7,805	0.96%
Other loans	1,031	8	0.01%	19,264	2,253	0.06%

Total	$871,259	2,430	2.82%	$30,923,897	83,929	100.00%

•	Charge-offs amounted to $24.7 million for the fourth quarter of 2010 and $98.5 million for the year ended December 31, 2010.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 71.2% of our non-performing loans were located at December 31, 2010, by approximately 21% from the peak of the market in 2006 through October 2010 and by 31% nationwide during that period. For the first ten months of 2010, the house price indices decreased by 0.8% in the New York metropolitan area and 1.5% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at December 31, 2010:

		Carrying	Number Under
	Number	Value	Contract of Sale
		(dollars in thousands)
Foreclosed real estate	127	$45,693	44
• During 2010, we sold 71 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $2.7 million for 2010.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010	Dec. 31, 2009
	(Dollars in thousands, except per share data)
Net interest income	$251,834	$290,334	$317,514	$331,145	$331,793
Provision for loan losses	45,000	50,000	50,000	50,000	45,000
Non-interest income	62,927	33,859	33,210	32,998	2,192
Non-interest expense:
Compensation and employee benefits	34,798	32,054	32,789	34,162	33,905
Other non-interest expense	34,757	33,652	31,807	32,369	29,030

Total non-interest expense	69,555	65,706	64,596	66,531	62,935

Income before income tax expense	200,206	208,487	236,128	247,612	226,050
Income tax expense	79,045	83,918	93,537	98,727	89,474

Net income	$121,161	$124,569	$142,591	$148,885	$136,576

Total assets	$61,166,033	$60,616,632	$60,933,134	$61,231,651	$60,267,760
Loans, net	30,773,956	31,626,561	32,062,829	32,012,852	31,721,154
Mortgage-backed securities
Available for sale	18,120,537	14,961,441	13,825,644	12,662,490	11,116,531
Held to maturity	5,914,372	6,777,579	7,619,996	9,110,956	9,963,554
Other securities
Available for sale	89,795	90,797	366,937	457,538	1,095,240
Held to maturity	3,939,006	4,939,922	5,139,794	4,887,949	4,187,704
Deposits	25,173,126	24,914,621	25,168,465	25,388,800	24,578,048
Borrowings	29,675,000	29,825,000	29,975,000	29,975,000	29,975,000
Shareholders’ equity	5,510,238	5,622,770	5,543,256	5,396,077	5,339,152

Performance Data:
Return on average assets (1)	0.80%	0.82%	0.93%	0.98%	0.92%
Return on average equity (1)	8.50%	8.86%	10.42%	10.96%	10.21%
Net interest rate spread (1)	1.48%	1.73%	1.89%	1.97%	2.04%
Net interest margin (1)	1.73%	1.97%	2.13%	2.20%	2.30%
Non-interest expense to average assets (1) (4)	0.46%	0.43%	0.43%	0.44%	0.42%
Compensation and benefits to total revenue (5)	11.06%	9.89%	9.35%	9.38%	10.15%
Efficiency ratio (2)	22.10%	20.27%	18.42%	18.27%	18.84%
Dividend payout ratio	60.00%	60.00%	51.72%	50.00%	53.57%
Per Common Share Data:
Basic earnings per common share	$0.25	$0.25	$0.29	$0.30	$0.28
Diluted earnings per common share	$0.25	$0.25	$0.29	$0.30	$0.28
Book value per share (3)	$11.16	$11.40	$11.25	$10.96	$10.85
Tangible book value per share (3)	$10.85	$11.08	$10.93	$10.63	$10.53
Dividends per share	$0.15	$0.15	$0.15	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	9.01%	9.28%	9.10%	8.81%	8.86%
Tier 1 leverage capital (Bank)	7.95%	7.91%	7.75%	7.60%	7.59%
Total risk-based capital (Bank)	23.04%	22.42%	21.90%	21.24%	21.02%

Other Data:
Full-time equivalent employees	1,562	1,573	1,557	1,500	1,482
Number of branch offices	135	135	134	131	131

Asset Quality Data:
Total non-performing loans	$871,259	$837,469	$790,137	$744,872	$627,695
Number of non-performing loans	2,430	2,291	2,110	1,934	1,636
Total number of loans	83,929	85,953	87,041	86,863	86,433
Total non-performing assets	$916,952	$877,745	$811,827	$764,435	$644,431
Non-performing loans to total loans	2.82%	2.64%	2.46%	2.32%	1.98%
Non-performing assets to total assets	1.50%	1.45%	1.33%	1.25%	1.07%
Allowance for loan losses	$236,574	$216,283	$192,983	$165,830	$140,074
Allowance for loan losses to non-performing loans	27.15%	25.83%	24.42%	22.26%	22.32%
Allowance for loan losses to total loans	0.77%	0.68%	0.60%	0.52%	0.44%
Provision for loan losses	$45,000	$50,000	$50,000	$50,000	$45,000
Net charge-offs	$24,709	$26,701	$22,846	$24,245	$19,758
Ratio of net charge-offs to average loans (1)	0.32%	0.33%	0.29%	0.30%	0.25%
Write-downs and net losses (gains) on foreclosed real estate	$1,585	$(391)	$173	$1,372	$325

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.